
Garrett
ALBANY CO.
Rock River
Boster
Laramie
Centennial
Lake Owen
Mountain Home
Woods Landing
WYOMING

**Lake Owen
Location Map**


110°
60°
102°
60°
TAZIN LAKE
SCOTT LAKE
LAKE ATHABASCA
WOLLASTON LAKE
Peter Lake
Cree Lake
CREE LAKE
REINDEER LAKE
SASKATCHEWAN
PETER POND LAKE
PINEHOUSE LAKE
LAC LA RONGE
SASKATCHEWAN
ALBERTA
MANITOBA
Regina
CANADA
USA

**Peter Lake
and
Cree Lake
Location Map**